For Immediate Release

CYBERCASH, INC.
John Karnes
Executive Vice President
    and Chief Financial Officer
(703) 608-1211

CYBERCASH ANNOUNCES CLOSING OF ASSET SALE
Net Proceed to Company of $23.9 Million

CyberCash Changing Name to CYCH, Inc.

RESTON, VA. (May 9, 2001) – CyberCash, Inc. (Nasdaq: CYCH), a leading provider of electronic payment technologies and services, today announced the consummation of the sale of its operating assets. Pursuant to a joint bid made at a bankruptcy court-approved auction April 12, 2001, the company’s Internet payment services assets were acquired by Verisign, Inc. and the company’s software assets were acquired by First Data Merchant Services. Net proceeds from the sale, which closed May 4, 2001, were $23.9 million including purchase price adjustments.

Excluded from the transaction are CyberCash’s financial assets, including cash on hand and accounts receivable. Also excluded are CyberCash’s interest in CyberCash K.K., its Japanese payment processing joint venture with SoftBank, as well as CyberCash’s investments in Commission Junction, X.com and Outbounder, Inc. (formerly UUCom). CyberCash intends to liquidate these financial assets through subsequent auctions.

In connection with the closing of the sale of its assets, CyberCash is taking action to change its name to CYCH, Inc. while it winds down its affairs.

About CyberCash

CyberCash, Inc., headquartered in Reston, VA, formerly provided Internet payment services and electronic payment software for both Business-to-Consumer (B2C) and Business-to-Business markets (B2B). The company filed Chapter 11 on March 2, 2001.

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